Exhibit 99.1

Radian Releases Monthly Operating Statistics for June 2020

PHILADELPHIA--(BUSINESS WIRE)--July 10, 2020--Radian Guaranty Inc. (“Radian Guaranty”), the mortgage insurance subsidiary of Radian Group Inc., today reported selected operating statistics for the months of April, May and June 2020. The information includes total new primary defaults, which include defaults under forbearance programs in response to the COVID-19 pandemic, as well as cures, claims paid and rescissions/denials. The information regarding new defaults and cures is reported to Radian Guaranty from loan servicers. We consider a loan to be in default for financial statement and internal tracking purposes upon receipt of notification by servicers that a borrower has missed two monthly payments. Default reporting, particularly on a monthly basis, may be affected by several factors, including the date on which the loan servicer’s report is generated and transmitted to Radian Guaranty, the impact of updated information submitted by servicers and the timing of servicing transfers.

	April 2020	May 2020	June 2020
Beginning Primary Default Inventory (# of loans)	19,781	22,790	55,103
Plus: New Defaults	6,228	35,915	20,862
Less: Cures	3,045	3,424	6,119
Less: Claims Paid (1)	160	176	107
Less: Rescissions and Claim Denials, net (2)	14	2	(3)
Ending Defaults	22,790	55,103	69,742
(1)	Includes those charged to a deductible or captive reinsurance transactions, as well as commutations.
(2)	Net of any previous Rescissions and Claim Denials that were reinstated during the period. Such reinstated Rescissions and Claim Denials may ultimately result in a paid claim.

About Radian

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

Contacts

For Investors
John Damian – Phone: 215.231.1383
Email: john.damian@radian.com

For the Media
Rashi Iyer – Phone: 215.231.1167
Email: rashi.iyer@radian.com